Exhibit 5.1










May 31, 1996

Centura Banks, Inc.
134 North Church Street
Rocky Mount, North Carolina 27804

Gentlemen:

         This opinion is rendered for use in connection with the Registration Statement on Form S-4 filed on May 31, 1996 (the "Registration Statement"), as amended, as prescribed pursuant to the Securities Act of 1933 by Centura Banks, Inc. (the "Company") with the Securities and Exchange Commission, pursuant to which up to approximately 838,553 shares of the Company's common stock, no par value per share (the "Common Stock"), are to be registered for issuance in connection with the proposed acquisition of First Community Bank.

         As counsel to the Company, I have examined and am familiar with originals or copies certified or otherwise identified to my satisfaction, of such statutes, documents, corporate records, certificates of public officials, and other instruments as I have deemed necessary for the purpose of this opinion, including the Company's Restated Articles of Incorporation and Bylaws and the record of proceedings of the stockholders and directors of the Company. Based upon the foregoing, I am of the opinion that:

         1. The Company has been duly incorporated and is validly existing and in good standing as a corporation under the laws of the State of North Carolina.

         2. When the Registration Statement shall have become effective and up to approximately 838,553 shares of the Common Stock to be originally issued for exchange shall have been originally issued and exchanged under the terms set forth in the Registration Statement, such shares will be legally and validly issued, fully paid, and nonassessable.

         I hereby consent to the filing of this Opinion as an exhibit to the Registration Statement and to the reference to me contained therein.

                                        Very truly yours,
                                        /s/ Joseph A. Smith, Jr.
                                        Joseph A. Smith, Jr.
                                        General Counsel